                                  SCHEDULE 14A

                   INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             KINETIC CONCEPTS, INC.
                (Name of Registrant as Specified in Its Charter)

                             KINETIC CONCEPTS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     {LOGO}

                               8023 VANTAGE DRIVE
                            SAN ANTONIO, TEXAS 78230

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 10, 1994

To the Shareholders of Kinetic Concepts, Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Kinetic Concepts, Inc. will be held in the Cancun and Cozumel Rooms of the Embassy Suites Hotel, Northwest, 7750 Briaridge, San Antonio, Texas on Tuesday, May 10, 1994 at 9:00 A.M., for the purpose of considering and acting upon the following matters:

    (1) The election of five directors of the Company to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

    (2) The approval of the appointment of the firm of KPMG Peat Marwick as the independent public accountants of the Company for the 1994 fiscal year; and

    (3) The transaction of such other business as may lawfully come before the meeting or any adjournment thereof.

    The record date for the meeting has been fixed at March 23, 1994. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof. You are cordially invited to attend the meeting. Shareholders wishing to attend the meeting should bring proper identification and evidence of their ownership of shares of the Company's common stock to the meeting.

    Shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly to the Bank of Boston, Proxy Department, P.O. Box 1628, Boston, Massachusetts 02105-1628. A return envelope is enclosed for that purpose.

                                         KINETIC CONCEPTS, INC.
                                             DENNIS E. NOLL,
                                                Secretary

Dated:  April 4, 1994

            PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY

                             KINETIC CONCEPTS, INC.
                               8023 VANTAGE DRIVE
                            SAN ANTONIO, TEXAS 78230

                                PROXY STATEMENT
    The accompanying proxy is solicited by the Board of Directors of Kinetic Concepts, Inc. (the 'Company'). The Company will bear the cost of the solicitation. It is expected that the solicitation of proxies will be made by mail. Any shareholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company. The approximate date on which this Proxy Statement and accompanying form of proxy shall be first sent or given to security holders is April 4, 1994.

    Only holders of record of Common Stock, par value $.001 (the 'Common Stock'), of the Company at the close of business on March 23, 1994 shall be entitled to vote at the meeting. There were 43,950,685 shares of Common Stock issued and outstanding on the record date. Each share of Common Stock is entitled to one vote. As of February 1, 1994, to the knowledge of the Company, no holder of record owned more than five percent of the outstanding shares of Common Stock of the Company, except James R. Leininger, M.D., whose business address is 8023 Vantage Drive, San Antonio, Texas 78230, and who owns of record 29,047,700 shares (66.1%) of the issued and outstanding shares of Common Stock of the Company. Any shareholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting. A quorum for the transaction of business at the Annual Meeting requires representation, in person or by proxy, of a majority of the issued and outstanding shares. The inspectors of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum. Abstentions are present and entitled to vote for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on a proxy that it does not have the discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                             ELECTION OF DIRECTORS

    Five (5) directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director shall hold office until the next Annual Meeting and until his successor is duly elected and qualified. The proxies named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote for the nominees for election as directors, unless otherwise directed. The vote of a plurality of the shares of Common Stock present at the Annual Meeting and entitled to vote thereon will be necessary to elect the nominees listed below.

BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES

    Each of the present members of the Board of Directors, except for John H. Firmage, Jr. who has elected not to stand for reelection, have been renominated. Certain information concerning the members of the Board of Directors and the nominees is set forth as follows:

                                        SERVED AS                     PRESENT POSITION WITH
                                        DIRECTOR                    COMPANY AND/OR PRINCIPAL
              DIRECTOR                    SINCE        AGE         OCCUPATION LAST FIVE YEARS
James R. Leininger, M.D.-------------      1976        49    Chairman of the Board of Directors since 1976;
                                                             President and Chief Executive Officer since
                                                             January 1990; prior to October 1986, Dr.
                                                             Leininger was also the Chairman of the Emergency
                                                             Department of the Baptist Hospital System in San
                                                             Antonio, Texas.

Peter A. Leininger, M.D.-------------      1980        51    Chief Administrative Officer and Senior
                                                             Vice President; prior to 1978, Dr.
                                                             Leininger was engaged in the private
                                                             practice of medicine and functioned as
                                                             a regional distributor of the Company's
                                                             products.

Sam A. Brooks------------------------      1987        55    Chairman of the Board of National Imag-
                                                             ing Affiliates, Inc. since March 1992;
                                                             President of MedCare Investment Corp.
                                                             since April 1991; from 1986 to October
                                                             1989, Mr. Brooks was the President of
                                                             Nationwide Health Properties, Inc. (a
                                                             real estate investment trust); prior to
                                                             1986, Mr. Brooks served as an Executive
                                                             Vice President and the Chief Financial
                                                             Officer of Hospital Corporation of
                                                             America (a hospital management
                                                             company).

Frank A. Ehmann----------------------      1987        60    Partner of RCS Health Care Partners
                                                             L.P.; from March 1986 to October 1989,
                                                             Mr. Ehmann was President and Chief Op-
                                                             erating Officer of United Stationers,
                                                             Inc. (an office products company);
                                                             prior to December 1985, Mr. Ehmann was
                                                             an Executive Vice President and
                                                             Co-Chief Operating Officer of Baxter
                                                             Travenol Laboratories, Inc. (a medical
                                                             products company).

Bernhard T. Mittemeyer, M.D.---------      1987        63    Executive Vice President and Provost of
                                                             the Texas Tech University Health
                                                             Science Center since November of 1986;
                                                             Dr. Mittemeyer also served as Interim
                                                             Dean of the Texas Tech School of
                                                             Medicine from November 1988 until
                                                             August 1990; from March 1985 until
                                                             October 1986, Dr. Mittemeyer served as
                                                             the Senior Vice President and Corporate
                                                             Medical Director of Whittaker Health
                                                             Services (a health maintenance
                                                             organization); prior to
                                       2

                                                             March of 1985, Dr. Mittemeyer served for 28
                                                             years as a career officer in the United States
                                                             Army which culminated in his service as the
                                                             Surgeon General of the United States Army from
                                                             October 1981 to February 1985.

John H. Firmage, Jr.-----------------      1990        61    Chairman, The Legacy Group (an auto and
                                                             equipment leasing and auto dealership company);
                                                             Chairman, FMA Financial Corp. (a water products
                                                             sales, leasing & rental company); from March
                                                             1980 to June 1990, Mr. Firmage was Chairman of
                                                             Medirec (a medical products rental and sales
                                                             company), Medirec was acquired by KCI in July
                                                             1990; prior to 1982, Mr. Firmage was President
                                                             and CEO of FMA Leasing Company (an equipment and
                                                             auto leasing company) for 22 years.

INFORMATION CONCERNING DIRECTORS

    None of the directors, nominees for director or executive officers of the Company has a family relationship with any of the other directors, nominees for director or executive officers except James R. Leininger, M.D. and Peter A.
Leininger, M.D., who are brothers. None of the nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940, except as follows:

      Sam A. Brooks------------------  Nationwide Health Properties, Inc.
                                       Quorum Health Group, Inc.
                                       Knowledgeware, Inc.
                                       PhyCor, Inc.
      Frank A. Ehmann----------------
                                       St. Jude Medical, Inc.
                                       Mark Controls Corp.
                                       SPX Corporation
                                       American Health Corp. Inc.

DIRECTOR COMPENSATION

    Each director of the Company, other than James R. Leininger, M.D. and Peter
A. Leininger, M.D., received compensation for serving as a director during 1993.
Each outside director receives $24,000 per annum for serving as a member of the Board of Directors and is reimbursed for the expenses incurred by him as a result of his membership on the Board of Directors. Under the 1988 Eligible
Directors Stock Option Plan, outside directors receive a stock option covering
24,000 shares of Common Stock upon becoming a member of the Board of Directors and an option covering 2,500 shares on each anniversary of becoming a member.
The exercise price of all options so granted is equal to the fair market value of Common Stock at the close of business on the day immediately prior to the date of grant. In addition, Sam A. Brooks has a consulting agreement with the Company pursuant to which the Company paid Mr. Brooks $44,897 for consulting services in 1993.

                                       3

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

    During 1993, the Board of Directors held five (5) meetings. Each of the directors attended over seventy-five percent of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

    The Board of Directors has an Audit Committee consisting of John H. Firmage,
Jr., Chairman, Frank A. Ehmann and Sam A. Brooks. The Audit Committee met four
(4) times during 1993. Mr. Firmage has decided not to stand for reelection to the Board of Directors for personal reasons. Mr. Firmage will continue to serve as a member of the Board of Directors and the Chairman of the Audit Committee until the Annual Meeting of Shareholders. The Audit Committee recommends the appointment of the Company's independent auditors, confers with the auditors and with management concerning the scope of the annual audit and reviews the audit procedures and internal accounting controls of the Company and its subsidiaries.

    The Board of Directors has a Compensation Committee consisting of James R.
Leininger, M.D., Bernhard T. Mittemeyer, M.D. and Frank A. Ehmann, Chairman. The
Compensation Committee met four (4) times in 1993. The functions of the Compensation Committee are to review and establish the compensation of officers and other management personnel.

    The Board of Directors has a 1987 Key Contributor Stock Option Plan
Committee (the 'Stock Option Committee') consisting of James R. Leininger, M.D.,
Bernhard T. Mittemeyer, M.D., Chairman and Frank A. Ehmann. The Stock Option
Committee met three (3) times in 1993. The Stock Option Committee administers the 1987 Kinetic Concepts, Inc. Key Contributor Stock Option Plan.

    The Board of Directors has a Nominating Committee consisting of James R.
Leininger, M.D., Chairman, Sam A. Brooks, Frank A. Ehmann, Peter A. Leininger,
M.D. and John H. Firmage, Jr. The Nominating Committee did not meet in 1993. The
Nominating Committee makes recommendations to the Board on the selection of candidates as nominees for election as members of the Company's Board of Directors. In recommending Board candidates, the Nominating Committee seeks individuals of proven judgment and competence who are outstanding in their chosen activity and considers such factors as anticipated participation in Board activities, education, special talents and personal attributes. Shareholders who wish to suggest qualified candidates should write to the Secretary of the Company at 8023 Vantage Drive, San Antonio, Texas 78230, stating in detail the qualifications of such persons for consideration by the Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    James R. Leininger, M.D., Frank A. Ehmann and Bernard T. Mittemeyer, M.D.
are the members of the Company's Compensation Committee. James R. Leininger,
M.D. is a member of the Compensation Committee and is also the Chairman of the Board, President and Chief Executive Officer of the Company. Dr. Leininger did not participate in any deliberations of the Compensation Committee concerning his compensation or the compensation of his brother, Peter A. Leininger, M.D. In addition, Dr. Leininger owns Mission City Television, Inc., a company which received $255,683 in fees for video production services rendered to the Company during 1993. The services included the production of quarterly and promotional videos as well as videos for and during the Company's national sales meetings.

                                       4

                 SECURITIES HOLDINGS OF PRINCIPAL SHAREHOLDERS,
                             DIRECTORS AND OFFICERS

    Based upon information received upon request from the persons concerned, each director, nominee for director, principal shareholder, named executive officer (as defined on page 6), and all directors and executive officers of the
Company as a group, owned beneficially as of February 1, 1994, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:
                                         SHARES OF COMMON
                                        STOCK BENEFICIALLY
                                            OWNED AS OF          PERCENT
        NAMES OF INDIVIDUALS            FEBRUARY 1, 1994(1)      OF CLASS
James R. Leininger, M.D.(2)----------        29,397,583            66.9%
  8023 Vantage Drive
  San Antonio, TX 78230
Peter A. Leininger, M.D.(3)----------         2,817,697             6.4%
  8023 Vantage Drive
  San Antonio, TX 78230
Sam A. Brooks(4)---------------------           131,500            *
Frank A. Ehmann(4)-------------------            22,500            *
Bernhard T. Mittemeyer, M.D.(4)------            25,200            *
John H. Firmage, Jr.(4)--------------            39,000            *
Robert A. Wehrmeyer, Jr.(5)----------           116,792            *
Howard W. Deichen--------------------             6,436            *
Frank DiLazzaro(5)-------------------            37,720            *
Daniel R. Puchek(5)------------------            17,820            *
All directors and executive officers
  as a group (17 persons)(6)---------        31,525,027            71.7%

  * Less than one (1%) percent

  (1) Except as otherwise indicated in the following notes, the persons named in the table own directly the number of shares indicated in the table, have the sole voting power and investment power with respect to all of such shares and, as of April 3, 1994, had no vested right to acquire beneficial ownership of any other shares of Common Stock of the Company.

  (2) The shares shown for Dr. James R. Leininger include beneficial ownership of 349,883 shares of Common Stock held by Dr. Leininger as trustee for the children of Peter A. Leininger, M.D. Dr. Leininger disclaims beneficial ownership of the aforesaid shares.

  (3) The shares shown for Dr. Peter A. Leininger include beneficial ownership of 710,800 shares of Common Stock held by Dr. Leininger as trustee for certain of his nieces and nephews and 1,200,000 shares of Common Stock which he has the right to acquire upon the exercise of a stock option granted to him by James R. Leininger, M.D. Dr. Leininger disclaims beneficial ownership of the aforesaid shares. The shares shown also include 16,780 shares of Common Stock that Dr. Leininger has the right to acquire under stock options granted by the Company.

  (4) The shares shown for Messrs. Brooks, Ehmann, Mittemeyer and Firmage, respectively, include 105,000, 20,000, 20,000 and 39,000 shares of Common
      Stock which they have the right to acquire under stock options granted by the Company which have vested or will vest prior to April 3, 1994. Mr.
      Ehmann's stock options are held in the name of The Frank Ehmann Trust.

                                       5

  (5) The shares shown for Messrs. Wehrmeyer, Puchek and DiLazzaro, respectively, include 92,320, 17,820 and 37,720 shares of Common Stock which they have the right to acquire under stock options granted by the Company which have vested or will vest prior to April 3, 1994.

  (6) The shares shown include 1,651,419 shares of Common Stock which the directors and executive officers have the right to acquire under stock options which have vested or will vest prior to April 3, 1994.

                             EXECUTIVE COMPENSATION

    The following table shows all the cash compensation paid or to be paid by the Company or its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer, the four highest paid executive officers of the Company other than the Chief
Executive Officer and a former executive officer who would have been one of the four highest paid executive officers if he had not left the Company (the 'named executive officers') for such period in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE
                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                                   AWARDS
         NAME AND                                 ANNUAL COMPENSATION             OPTIONS/        ALL OTHER
     PRINCIPAL POSITION                     YEAR        SALARY      BONUS(1)        SARS       COMPENSATION(2)
James R. Leininger, M.D.,                   1993  $    150,000  $     9,142      --            $   1,093
  Chairman of the Board,                    1992       150,000       81,244      --                  601
  Chief Executive Officer,                  1991       150,000       82,500      --
  & President
Robert A. Wehrmeyer, Jr.,                   1993       172,000       13,822       5,000            1,468
  President --                              1992       172,000       84,942       6,500              976
  KCI Medical Services                      1991       146,500       74,661      11,500
Peter A. Leininger, M.D.,                   1993       153,000        8,204       5,000            1,468
  Senior Vice-President &                   1992       153,000       72,703       6,200              976
  Chief Administrative                      1991       135,000       65,340      10,500
  Officer
Howard W. Deichen,                          1993       150,859      --            5,000          264,742(3)
  Former Chief Financial Officer &          1992       172,000      100,421       6,500              976
  Senior Vice-President                     1991       146,500       97,095      11,500
Frank DiLazzaro                             1993       140,300       39,336      44,000            1,468
  President --                              1992       110,000       34,664      28,800              976
  KCI International, Inc.                   1991        92,366       40,650      14,700
Daniel R. Puchek,                           1993       125,000      120,178      29,000            1,093
  President --                              1992       115,000       50,428      13,800              601
  KCI New Technologies, Inc.                1991        95,000       41,800       5,300
                                       6

  (1) These amounts include cash bonuses paid with respect to services rendered by the named executive officers for the years indicated in the table.

  (2) The 'All Other Compensation' column includes the Company's contribution to the Company's Employee Stock Ownership Plan of $1092 and a Company contribution of $375 to the Company's 401K plan for each named executive officer other than Dr. James R. Leininger and Daniel R. Puchek for the year ended December 31, 1993.

  (3) Mr. Deichen, the Company's Chief Financial Officer, left the Company on
      October 30, 1993 to pursue other business opportunities. The 'All Other
      Compensation' column for Mr. Deichen includes $263,274 which represents the amount of a debt owed by Mr. Deichen to the Company which was cancelled by the Company as part of his severance package. Also in connection with the severance package, all of Mr. Deichen's outstanding stock options were cancelled and Mr. Deichen entered into a twelve month consulting agreement with the Company which provides for $12,000 in aggregate consulting fees.

                       OPTION GRANTS IN LAST FISCAL YEAR
                                                  INDIVIDUAL GRANTS
                                                           %
                                                        OF TOTAL                                  POTENTIAL REALIZABLE
                                         NUMBER OF      OPTIONS                                     VALUE AT ASSUMED
                                        SECURITIES     GRANTED TO                                ANNUAL RATES OF STOCK
                                        UNDERLYING     EMPLOYEES                                   PRICE APPRECIATION
                                          OPTIONS      IN FISCAL     EXERCISE     EXPIRATION        FOR OPTION TERM
                NAME                    GRANTED(1)      YEAR(2)        PRICE         DATE          5%(3)       10%(3)
James R. Leininger, M.D.-------------      -0-           -0-            --            --        $       -0-  $       -0-
Robert A. Wehrmeyer, Jr.-------------       5,000          .41%       $  5.75        05/15/03   $    18,081  $    45,820
Peter A. Leininger, M.D.-------------       5,000          .41%       $  5.75        05/15/03   $    18,081  $    45,820
Howard W. Deichen--------------------       5,000          .41%       $  5.75        05/15/03   $    18,081  $    45,820
Frank DiLazzaro----------------------      40,000          3.6%       $ 7.625        02/19/03   $   191,813  $   486,091
                                            4,000                     $  5.75        05/15/03   $    14,465  $    36,656
Daniel R. Puchek---------------------      25,000          2.4%       $ 7.625        02/19/03   $   119,883  $   303,807
                                            4,000                     $  5.75        05/15/03   $    14,465  $    36,656

  (1) The options vest and become exercisable in twenty percent (20%) increments on May 15 of each year after the date of grant. The options are not transferable, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

  (2) The exercise price of all options granted in 1993 was equal to the fair market value of the Common Stock at the close of business on the day immediately prior to the date of grant.

  (3) The information in these columns illustrates the value that might be realized upon exercise of the options granted during fiscal 1993 assuming the specified compound rates of appreciation of the Company's Common Stock over the term of the options. The potential realizable value columns of the foregoing table do not take into account certain provisions of the options providing for termination of the option following termination of employment, nontransferability or vesting requirements.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

    The named executive officers did not exercise any options during the fiscal year ended December 31, 1993. The following table sets forth certain information concerning the number and value of the options held by the named executive officers at the end of the fiscal year ended December 31, 1993 based upon the closing price of $4.125 per share of Common Stock on December 31, 1993.

                                                                  VALUE OF
                                          NUMBER OF             UNEXERCISED
                                         UNEXERCISED            IN-THE-MONEY
                                          OPTIONS AT             OPTIONS AT
                                            FY-END                 FY-END
                                         EXERCISABLE/           EXERCISABLE/
                NAME                    UNEXERCISABLE          UNEXERCISABLE
James R. Leininger, M.D.-------------       -0-                    -0-
Robert A. Wehrmeyer, Jr.-------------        92,320               $ 13,020
                                             20,780               $ 12,880
Peter A. Leininger, M.D.-------------        16,780               $ 20,160
                                             21,420               $  5,040
Howard W. Deichen--------------------       -0-                    -0-
Frank DiLazzaro----------------------        37,720               $ 29,200
                                             68,580               $ 14,800
Daniel R. Puchek---------------------        23,800               $ 22,120
                                             44,940               $  3,920

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 (KINETIC CONCEPTS, INC., STANDARD & POORS 500,
                 STANDARD & POORS MEDICAL PRODUCTS & SUPPLIES)

    The following graph shows a five year comparison of cumulative total returns for the Company, the Standard & Poors 500 Composite Index and Standard and Poors Medical Products & Supplies Index for the five year period ending December 31, 1993.

             {Linear Graph Plotted From Data In Table Below}

                                           MEDICAL
                    KINETIC               PRODUCTS &        S&P 500
                 CONCEPTS INC              SUPPLIES         COMP-LTD
Dec 88              $100.00                $100.00          $100.00
Mar 89                77.61                 105.76           107.09
Jun 89                64.18                 116.18           116.54
Sep 89                61.19                 127.55           129.02
Dec 89                76.48                 137.19           131.69
- -----------------------------------------------------------------------
Mar 90                64.48                 129.06           127.72
Jun 90                70.89                 145.87           135.76
Sep 90                36.46                 136.65           117.10
Dec 90                44.48                 161.01           127.59
- -----------------------------------------------------------------------
Mar 91                71.04                 201.00           146.13
Jun 91                65.24                 193.88           145.80
Sep 91                89.06                 214.41           153.59
Dec 91               108.25                 263.31           166.47
- -----------------------------------------------------------------------
Mar 92               133.70                 222.54           162.27
Jun 92               120.02                 221.40           165.35
Sep 92               114.18                 208.68           170.56
Dec 92               132.22                 225.60           179.15
- -----------------------------------------------------------------------
Mar 93                92.85                 196.72           186.97
Jun 93                58.01                 181.59           187.89
Sep 93                48.75                 158.13           192.74
Dec 93                54.10                 172.05           197.21
- -----------------------------------------------------------------------
    The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the Standard & Poors 500 Composite Index and the Standard and Poors Medical Products & Supplies Index is based on the stock price or composite index on December 31, 1988 and on the last day of March, June, September and December of each year thereafter. The comparison assumes that $100 was invested in the Company's Common Stock and in each of the two indices and that all dividends were reinvested.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The members of the Company's Compensation Committee are Frank A. Ehmann, Chairman, James R. Leininger, M.D. and Bernhard T. Mittemeyer, M.D. The members of the Compensation Committee are also the only members of the Stock Option Committee. In determining the compensation to be paid to the Company's executive officers in 1993, the Compensation Committee employed compensation policies designed to reward the Company's executive officers and other key employees for achieving the net earnings target set forth in the Company's business plan. The key components of executive compensation are (i) base salary, (ii) cash bonus awards under the Management Incentive Compensation Program (the 'MICP'), and (iii) stock options granted under the 1987 Kinetic Concepts, Inc. Key Contributor Stock Option Plan.

    Except for the salaries of James R. Leininger, M.D. and Peter A. Leininger, M.D., the base salaries of the Company's executive officers are recommended by James R. Leininger, M.D. to the Compensation Committee for its review and approval. The salaries of James R. Leininger, M.D. and Peter A. Leininger, M.D. are established by the Compensation Committee without the participation of Dr. Leininger. The factors considered by Dr. Leininger or the Compensation Committee, as the case may be, in establishing base salary levels for executive officers were subjective and included the individual's level of responsibility and performance, the financial performance of the Company and the executive officer's department or division and a comparison of base salaries of similar positions within the Company. The performance of the Common Stock was not directly considered in establishing base salaries for Company executive officers. Dr. Peter A. Leininger's base salary was not reviewed by the Compensation Committee in 1993 and remained the same as it was in 1992.

    Except with respect to the two individuals noted below, all of the Company's executive officers were eligible to receive cash bonuses under the MICP in 1993. The MICP was intended to attract, retain and properly compensate executive officers and other key employees whose abilities are important to the long-term success of the Company by establishing bonus awards payable based upon the achievement of the Company's internal earnings targets. The Compensation Committee has recently adopted a new compensation plan based upon Economic Value Added principles, entitled the 'RACE Incentive Bonus Plan', which will replace the MICP in 1994. One hundred and forty (140) of the Company's executive officers and key employees were eligible to receive bonuses under the MICP in 1993. Each eligible employee was assigned a target bonus equal to a percentage of their salary. The target bonus percentages ranged between 10% and 50% of salary depending on the salary grade of the individual. The formula set forth in the MICP has two components -- individual performance and Company performance. For executive officers, 25% of an individual's MICP target bonus is based upon individual performance and 75% of an individual's MICP target bonus is based upon the Company's performance. For other employees, 50% or 60% (depending on salary grade level) of an individual's MICP target bonus is based on individual performance and the remainder is based upon Company performance. The portion of the MICP bonus based upon the Company's performance is based upon the percentage achievement of at least 90% of the earnings per share target set forth in the Company's internal budget. In 1993, the Company did not achieve 90% of the earnings per share target set forth in its internal budget and bonuses under the MICP based on the Company's performance were not awarded. Because of the Company's disappointing financial results, the Compensation Committee did not believe that it would be appropriate for the Company to pay MICP participants 100% of the portion of the MICP bonus based on individual performance. As a result, the Compensation Committee reduced the aggregate amount of the MICP bonus based upon individual performance by 50%. A bonus pool equal to one-half of the MICP target bonus based on individual performance was created by the Compensation Committee and distributed in accordance with the recommendations of the executive officers supervising the individual MICP participants. The MICP bonuses awarded to executive officers were determined by Dr. Leininger and were equal, in the aggregate, to approximately 12.5% of such executive officers' target bonuses. The principal factor which Dr. Leininger considered in allocating the MICP bonus pool to executive officers was his subjective assessment of the performance of each executive officer during 1993.

    Daniel R. Puchek, the President of KCI New Technologies, Inc. ('NuTech'), and Frank DiLazzaro, the President of KCI International, Inc. ('KCII'), are the only executive officers of the Company who received a bonus not governed by the MICP. The bonus packages applicable to Mr. Puchek and Mr. DiLazzaro were negotiated on behalf of the Company with the affected individuals by Dr. James
R. Leininger and reviewed and approved by the Compensation Committee. Mr. Puchek received bonus compensation in 1993 which was calculated as a percentage of NuTech's revenue and net earnings. Mr. DiLazzaro received a bonus in 1993 which was calculated as a percentage of KCII's net earnings.

    Stock options are granted to executive officers on an annual basis. The Stock Option Committee relies upon senior management's recommendations in awarding stock options. Such recommendations are typically based upon salary grade level, length of service and performance of the employee in the prior year. In addition, special grants are awarded during the year to recognize outstanding performance, eliminate perceived inequities and reward individuals for increases in responsibility. Previously granted options are considered by senior management in making recommendations to the Stock Option Committee with respect to stock options to be granted to executive officers.

    The Compensation Committee's determination of Dr. Leininger's base compensation is somewhat unique because of Dr. Leininger's significant ownership interest in the Company. Because the Compensation Committee believes that overall enhancement of shareholder value is a more significant incentive for Dr. Leininger than cash compensation, Dr. Leininger's compensation is set at a level which the Compensation Committee believes is lower than the base compensation of chief executive officers of comparable companies. The Committee has not performed a review of comparable companies. The Compensation Committee did not specifically review Dr. Leininger's base compensation in 1993 and has not increased Dr. Leininger's base compensation in the last three years. In 1993 Dr. Leininger received a bonus based solely upon the formula contained in the MICP. Dr. Leininger received one-half of the individual portion of the MICP bonus (approximately 12.5% of his target bonus) for which he was eligible. Because Dr. Leininger is a member of the Stock Option Committee, he is not eligible to receive stock options under the Stock Option Plan. Dr. Leininger did not participate in any deliberations of the Compensation Committee concerning his compensation or the compensation of his brother, Peter A. Leininger, M.D.

    In 1993, the federal tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in taxable years beginning on or after January 1, 1994 to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to constitute performance-based compensation for purposes of the new tax law, the performance measures must be approved by the shareholders. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Compensation Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

                                          FRANK A. EHMANN
                                          JAMES R. LEININGER, M.D.
                                          BERNHARD T. MITTEMEYER, M.D.

                              CERTAIN TRANSACTIONS

LOANS TO EXECUTIVE OFFICERS

    Howard W. Deichen, the Company's former Chief Financial Officer, received a loan of $224,900 on August 31, 1987 from the Company in connection with the exercise by Mr. Deichen of a stock option granted to him by the Company. This loan, including unpaid interest of $38,374, was cancelled on November 1, 1993 as part of a severance package for Mr. Deichen.

RELATED PARTY FEES

    Mission City Television, Inc., which is owned by James R. Leininger, M.D., received $255,683 in fees for video production services rendered to the Company during 1993. The services included the production of quarterly and promotional videos as well as videos for and during the Company's national sales meeting. The fees for these services were comparable to those charged by third parties.

                            APPOINTMENT OF AUDITORS

    The Board of Directors has appointed the firm of KPMG Peat Marwick to audit the financial statements of the Company and its subsidiaries for the 1994 fiscal year. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors recommends that the shareholders vote 'FOR' Item No. 2 approving the appointment of auditors. A majority of the shares present and entitled to vote thereon is required for approval.

                       TIMELINESS OF CERTAIN SEC FILINGS

    During the fiscal year ended December 31, 1993, Peter A. Leininger, M.D., Frank A. Ehmann and Bernhard T. Mittemeyer, M.D. were each late in filing one SEC Form 4.

                 SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

    Proposals of shareholders intended to be presented at the 1995 Annual Meeting must be received in writing by the Company at its principal executive offices not later than November 30, 1994. The Company's principal executive offices are located at 8023 Vantage Drive, San Antonio, Texas 78230.

                                 OTHER MATTERS

    No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company. If any of the nominees for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of the Company.

    Upon the written request of any person whose proxy is solicited hereunder, the Company will furnish without charge to such person a copy of its annual report filed with the Securities and Exchange Commission on Form 10-K, including financial statements and schedules thereto, for the 1993 fiscal year. Such written request is to be directed to the attention of Dennis E. Noll, Secretary, Kinetic Concepts, Inc., 8023 Vantage Drive, P.O. Box 659508, San Antonio, Texas 78265-9508.

                                          KINETIC CONCEPTS, INC.
                                          DENNIS E. NOLL
                                          Secretary

Dated: April 4, 1994

                       Graphic and Image Information Appendix

A performance graph showing five year cumulative total return among the Company, the Standard & Poors 500 Composite Index and Standard & Poors Medical Products
& Supplies Index appears on page 9. The coordinates used in the graph also appear on page 9.

                                    {FRONT}
P                               KINETIC CONCEPTS, INC.
R
O            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X
Y
        The undersigned hereby appoints James R. Leininger, M.D., Bianca A. Rhodes and Dennis E. Noll, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes him or her to represent and to vote, as designated on the reverse side, all the shares of common stock of Kinetic Concepts, Inc. held of record by the undersigned on March 23, 1994 at the Annual Meeting of Shareholders to be held on May 10, 1994 or any adjournment thereof with all powers which the undersigned would posses if personally present.

        The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of Kinetic Concepts, Inc. dated March 29, 1994.

        PLEASE MARK, SIGN DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE SIDE
                               {BACK}
/X/     Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" Proposals 1 and 2.
1. ELECTION OF DIRECTORS
Nominees: Sam A. Brooks, Frank A. Ehman, James R. Leininger, M.D., Peter A. Leininger, M.D. and Bernhard T. Mittemeyer, M.D.

/ / FOR all nominees
/ / WITHELD from all nominees
/ / For, except vote witheld from the following nominees

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK as the independent public accountants of the corporation for the 1994 fiscal year.

FOR     AGAINST    ABSTAIN
/ /      / /        / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

/ / MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:                                  Date
Signature:                                  Date